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                                   LAW OFFICES

                                 JOHN T. TANSEY
                               1730 K STREET N.W.
                                    SUITE 304
                                WASHINGTON. D.C.
                               TEL. (202) 508-1459
                               FAX-- (202)331-3759


                                                           January 4, 2001

Office of Small Business
Division of Corporation Finance
Securities and Exchange
Mail Stop 3-4
Washington, D.C. 20549

                              Re TRADEAWAY.COM, INC.
                                 ------------------

Ladies and Gentlemen:

         The undersigned is a member of the Bar of the District of Columbia and has acted as special counsel to Tradeaway.Com, Inc. ("the Company"), in connection with the offering and sale of up to a maximum of one million (1,000,000) shares of common stock of the Company ("the Shares").

         In that capacity, I have made such inquiries of the officers of the Company and have examined such corporate and other records, documents, agreements, instruments, and certificates of officers of the Company and public officials, and have examined such principles of law as I have deemed necessary for the purposes of this opinion. I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies, whether certified or not.

         In rendering this opinion, I have relied, INTER ALIA,, upon the following documents:

         (1) A copy of the Corporate Charter issued by the Secretary of State of Nevada on May 19,2000:

         (2) the Articles of Incorporation of the Company and amendments thereto:

         (3)      a copy of the by-laws of the Company;

         (4)      a copy of the corporate minutes book; and

         (5)      such other documents as I deemed necessary to examine

The above documents are hereinafter collectively referred to as "the Documents."


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SECURITIES AND EXCHANGE COMMISSION
Page 2

         In addition to the aforesaid assumptions, I am relying upon representations from officers of the Company to the effect:

         (a) That the copies of the Documents which 1 reviewed are accurate copies of the originals and are accurate and complete,

         (b) that the parties executing the Documents and such other documents which were submitted to me possessed the requisite corporate authority to sign the same;

         (c) in the case of documents entered into by corporations, that the necessary and legally binding corporate actions have occurred; and

         (d) that the natural persons who signed the Documents possessed the requisite legal capacity

         Based upon the foregoing, and in reliance upon and subject to all of the above assumptions, I am of the opinion that: (1) The Shares have been duly and validly authorized; and, (2) after the registration statement filed by the Company with the United States Securities and Exchange Commission ("the Commission") respecting the Shares is declared effective by the Commission, and upon issuance and delivery against receipt by the COMPANY of the offering price specified in the registration statement, the Shares will be legally and validly issued, fully paid, and non-assessable.

         On matters of Nevada law, the undersigned has relied upon advice furnished by

         This opinion is provided to you as a legal opinion and not as a guarantee of the matters discussed herein. This opinion is rendered as of the date hereof. is strictly limited to the matters express1y stated herein, and no other opinions may be implied or inferred.

                                                  Sincerely yours,


                                                  John T. Tansey

cc: Mr. Thomas H. Langel